Exhibit 99.1

A Letter from the President & CEO of

Ocean Power Technologies, Inc.

to our Customers and Stakeholders

With a global COVID-19 pandemic now upon us, and consistent with the directives of our federal, state and local government officials, our priority remains the health, safety and well-being of our employees, partners, and customers, as well as their families and communities located around the world. In the face of these evolving challenges, our thoughts go out to those that have been impacted by the virus around the world, including those individuals who are sick, and healthcare providers and first responders who are working to care for people in need.

At OPT, we are following public health directives while continuing to support our customers that face similar circumstances worldwide. As a company whose inherent workplace includes the unforgiving and remote environment of the open ocean, risk and crisis management is an aspect of our work that we take seriously each and every day. Business continuity has always been an important part of our approach to risk management. Our ability to use mobile devices, digital collaboration tools, and secure VPN access to our servers allows our business and project support teams to seamlessly transition to a remote working environment. Our dedicated production staff is keeping our project builds on track by staggering their shifts to maximize social distancing in a sanitized workspace.

Our sales and projects teams are working with customers around the world through digital channels as much as possible, where most of our in-person meetings are being converted to video and tele-conferences. In addition, we are taking the opportunity to leverage conference postponements to create virtual customer events that allow broader participation of both OPT and customer organizations.

The OPT team remains laser-focused on delivering and driving business for our customers and stakeholders. We are pulling together and doing whatever is necessary to conduct business in what are anything but usual conditions. We support and appreciate the unprecedented efforts of everyone working for the safety and well-being of our families to secure a healthy future for all. I am proud of our colleagues around the world, and I remain optimistic for the future of our company. As circumstances change, we will keep you updated, and know that we always value your questions, ideas and feedback.

Sincerely,

George H. Kirby

President & CEO

Ocean Power Technologies, Inc.